UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    Form 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                           Date of Report June 3, 1998
                        (Date of earliest event reported)


                        ALLIED Life Financial Corporation

             (Exact name of registrant as specified in its charter)

               Iowa                    0-22404           42-1406716
  (State or other jurisdiction of   (Commission        (I.R.S. Employer
  incorporation or organization)     File Number)      Identification No.)


          701 Fifth Avenue, Des Moines, Iowa              50391-2003
       (Address of principal executive offices)            (Zip Code)


                                  515-280-4211
               (Registrant's telephone number including area code)



                 The total number of pages contained herein is 2.

Item 5.  Other Events.




Des Moines,  Iowa, June 3, 1998 --- ALLIED Life Financial  Corporation  (NASDAQ:
ALFC) announced that Nationwide Mutual Insurance Company ("Nationwide") has publicly stated its willingness to acquire all of the outstanding shares of common stock held by the public shareholders of ALLIED Life Financial Corporation ("ALFC") for $30 per share in cash. ALFC's Board of Directors met on June 2, 1998 and determined that it is in principle prepared to recommend such a transaction subject to among other things, completion of definitive documentation and various other conditions, including approval by the respective Boards of each party, delivery of a fairness opinion by Fox-Pitt, Kelton Inc., the financial advisor to the Coordinating Committee of the Board which was appointed to review the transaction, regulatory approvals and approval by ALFC's shareholders, if required. The transaction would likely be structured as a tender offer of all of the outstanding shares of common stock of ALFC, to be followed by a second-stage merger of a subsidiary of Nationwide with and into ALFC.

The proposed transaction was recommended to the Board of ALFC by a committee of directors who are not affiliated with ALLIED Group, Inc. or ALLIED Mutual Insurance Company, the parent company of ALFC.

                       ***********************************

For further information, see Schedule 14 D-1 filed on May 19, 1998 by Nationwide Mutual Insurance Company and Nationwide Group Acquisition Corporation, a wholly owned subsidiary of Nationwide Mutual Insurance Company, and Schedule 14 D-9,filed June 2, 1998 by ALLIED Group, Inc., as each may be amended from time to time.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ALLIED Life Financial Corporation.
                                                      (Registrant)


                                               /s/ Wendell P. Crosser
                Wendell P. Crosser, Vice President and Treasurer
         (Principal Financial Officer and Principal Accounting Officer)


                                             Date:  June 3, 1998